Exhibit 99.4

James Paquette Added to Viva Board

TRAVERSE CITY, MI, Oct 04, 2006 (MARKET WIRE via COMTEX) -- Viva International, Inc. (OTCBB: VIVI) announced today that James Paquette has joined its Board of Directors.

Mr. Paquette is currently a Vice President of Government Programs and Special Missions for Zenith Aviation. At Zenith Aviation, Mr. Paquette established and continues to develop an international sales organization created to address government programs including Iceland, Europe, the Baltic States, India, Malaysia, Brunei, Thailand, Nepal and Australia.

In 2001, Mr. Paquette co-founded Tucson, Arizona-based Flight Test Associates, LLC and currently continues his involvement through private consulting service to the Company. Flight Test Associates was originally organized to meet demands created by a government requirement to modify A-37s for airborne intercept in Peru & Columbia. Currently, Flight Test Associates develops prototype systems, performs systems integration and manned and unmanned aircraft modifications, as well as flight test and flight operations support services. Mr. Paquette also conducted flight training for the Peruvian Air Force and other Department of State clients at the Company's Tucson facility.

Prior to 2001, Mr. Paquette served as Director of Business Development for Aeromet, as a Marketing Manager and Business Development Manager for Singer/Litton Industries and as a Flight Test Engineer and Flight Operations Engineer for Texas Instruments. In addition, Mr. Paquette is a veteran of the United States Air Force and Reserve as well as the Texas Air National Guard.

Calvin Humphrey, Viva's CEO and Chairman of the Board, commented, "I am pleased to welcome Jim Paquette as our newest member of our Board of Directors. I have known and worked with Jim for many years and am excited to have him join the Viva Board. I am confident that Jim's engineering, operational, marketing & business development experience and knowledge of government contracts/procurement will prove to be valuable assets to the Company and its shareholders."

About Viva International

Viva International has a number of airline and aviation-related interests including two developmental-stage carriers being readied to operate in regional markets from hubs in Puerto Rico and Santo Domingo, Dominican Republic and a United States-based aircraft brokerage and parts reseller and distributor.

The Company plans to create a network of regionally based airlines across the Caribbean, eventually to be linked to key points in the United States, Latin America, South America, and Europe and intends to concentrate on creating strategic partnerships and acquisitions in aviation related niche markets and opportunities.

At present, the Company maintains executive offices in Michigan and Texas.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ("the Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements which are based upon certain assumptions and describe future plans, strategies and expectations, are generally identifiable by the use of words as "believe," "expect," "intend," "anticipate," "project," or other similar expressions. These forward-looking statements relate to, among other things, future performance, and perceived opportunities in the market and statements regarding the Company's mission and vision. The Company's actual results, performance and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements. Further information on potential factors that could affect Viva International, Inc. is found in the Company's Form 10-K and other documents filed with the U. S. Securities and Exchange Commission.

Contact:
Viva International, Inc.
(231) 932-7490

Christina Hanneman
Investor Relations
303-220-8476
866-755-8484